EXHIBIT 1.06

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Launches CDC Pivotal Social CRM, A New Solution that

Integrates with Facebook, Twitter and other Popular Social Media Sites

SHANGHAI, ATLANTA, June 21, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced the availability of CDC Pivotal Social CRM 6.0, a new application enabling integration with today’s popular social media sites so enterprises can better identify qualified leads, gather sales intelligence through increased collaboration with customers, develop effective sales campaigns, help close more deals, and ultimately, improve customer service.

CDC Pivotal Social CRM 6.0 is a new module that integrates with Facebook, Google BlogSearch, InsideView, LinkedIn, and Twitter. Unlike other social media CRM systems, CDC Pivotal Social CRM allows users to view the social media information from different areas of the Pivotal CRM solution without having to leave the application and in the context at which they need to view information from social media. Typical CRM social media systems display the social media information outside the CRM application workflow.

In addition, users can uniquely see their CRM accounts’ social updates in one place. For example, with one click, a form will open giving a list of updates done by all of the user’s contacts. Other products generally require users to manually follow or add each account into a tool or portal to see this same information.

Another distinctive differentiator compared to other social media systems is that CDC Pivotal Social CRM allows users to post messages and communications to Twitter, LinkedIn and Facebook at once, while tracking them in the CRM system in order to understand ROI from social media campaigns and communications. CDC Pivotal Social CRM also allows users to easily connect with customers. For example, account managers can simply click once to send an email to all their accounts with the links to their social profiles. When the recipient gets the email, they just click on it, and that automatically takes them to the appropriate social site page where they can sign up to be friends with the account manager or organization. This saves the account manager time from manually searching for each and every contact on the social media site.

The new Pivotal Social CRM application translates social media updates into “CRM actions,” for example, on Twitter, each tweet by a company’s account can generate a CRM action. From the tweet, a company can choose to generate a new lead, assign a task to someone, generate a support incident, or just create a social media update for someone else to handle.

Some of the key features include:

•

Reach quickly and easily a company’s complete Social Network in one step that dramatically reduces the time required to coordinate messages across multiple channels. With CDC Pivotal Social CRM , companies can improve collaboration with customers by enabling them to broadcast corporate messages and announcements to LinkedIn, Facebook and Twitter followers in one step from within the CRM system.

•	Track each account’s online presence in Facebook, Twitter, LinkedIn, blogs and InsideView profiles.

•	Manage corporate and other events using Facebook event management.

•

Track what each account is saying on the social network and the responses taken by employees to manage these updates and message. In the case of reports of customer issues, this feature helps companies take appropriate action to ensure customer satisfaction.

•	Identify relationships between a company’s prospects and current customers or data mine relationships between a company’s social network and a CEO of a prospect company.

“CDC Pivotal Social CRM will help businesses create a more collaborative online partnership with their customers which can help improve their overall business performance,” said Jason Rushforth, president of CDC Software’s Front Office product line business. “Our new solution can also help our customers find new sources for high quality leads, provide key sales intelligence to help personalize and target sales marketing programs, facilitate the closing of more deals and ultimately help them deliver better customer service. Notably, we have also developed CDC Pivotal Social CRM with many unique features not found in other competing systems, which can save organizations significant time and effort in forming their vibrant and effective customer community relationships.”

About Pivotal CRM

CDC Software’s Pivotal CRM is a flexible, powerful customer relationship management solution for companies that want to use CRM strategically—to model, enhance, and streamline their unique sales, marketing, and customer service processes. Built with the user experience in mind, Pivotal CRM offers unparalleled flexibility and customizability, enabling companies to tailor the system precisely to their users’ needs. With a Microsoft-style interface and role- and task-based navigation, Pivotal CRM is a familiar and comfortable system for users, reducing the learning curve and increasing the speed of user adoption. Pivotal CRM embeds Microsoft Outlook and SharePoint right within the CRM system and integrates closely with the Microsoft Office suite, bringing data to the user when and where they need it, for optimal efficiency. To learn more, visit www.CDCsoftware.com/PivotalCRM.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our beliefs regarding the rate of user adoption and the cost of ownership of Pivotal Social CRM 6.0, our beliefs regarding the functionality of Pivotal Social CRM 6.0 and the benefits thereof for users, including increases in productivity, beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal Social CRM 6.0 and the ease of implementation thereof, the ability of Pivotal CRM 6.0 to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal Social CRM 6.0 solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Software Corporation in its Annual Report on Form 20-F for the year ended December 31, 2009 filed with the SEC on June 1, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.